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                                                                       Exhibit 8

                                                                  June 4, 1997
                                                   Board of Directors
Board of Directors                                 Summit Bancorp
Collective Bancorp., Inc.                          301 Carnegie Center
716 West White Horse Pike                          Princeton, New Jersey 08543
Cologne, New Jersey 08505
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Ladies and Gentlemen:

        You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of Collective Bancorp., Inc. ("Collective") with and into Summit Bancorp. ("Summit").

        In connection with the preparation of our opinion, we have examined and have relied upon the following:

        (i) The Agreement and Plan of Merger between Summit and Collective dated February 27, 1997, including the schedules and exhibits thereto and the amendment thereto dated May 27, 1997 (the "Merger Agreement");

       (ii) Summit's Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on May 2, 1997, as supplemented and amended to the date hereof (the "Registration Statement");

      (iii) The representations and undertaking of Summit substantially in the form of Exhibit A hereto;

      (iv) The representations and undertakings of Collective and certain holders of Collective common stock, par value $0.01 per share ("Collective Common Stock"), substantially in the forms of Exhibit B and Exhibit C hereto; and

      (v) The Shareholder Rights Plan between Summit (formerly UJB Financial Corp.) and First Chicago Trust Company of New York, as Rights Agent, dated as of August 16, 1989.

        Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents. We also have assumed the authenticity of all original documents, the conformity of
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all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.

                                    OPINION

        Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Merger Agreement, we are of the opinion that for federal income tax purposes:

        1.  The Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code").

        2. Each stockholder of Collective who exchanges, in the Merger, shares of Collective Common Stock solely for shares of Summit common stock, par value $1.20 per share ("Summit Common Stock"):

                a) will recognize no gain or loss as a result of the exchange, except with regard to cash received in lieu of a fractional share, as discussed below (Code section 354(a)(1);


                b) will have an aggregate basis for the shares of Summit Common
                   Stock received (including any fractional share of Summit Common Stock deemed to be received, as described in paragraph 3, below) equal to the aggregate adjusted tax basis of the shares of Collective Common Stock surrendered (Code section 358(a)(1)); and

                c) will have a holding period for the shares of Summit Common
                   Stock received (including any fractional share of Summit Common Stock deemed to be received, as described in paragraph 3, below) which includes the period during which the shares of Collective Common Stock surrendered were held, provided that the shares of Collective Common Stock surrendered were capital assets in the hands of such holder at the time of the Merger (Code section 1223(1)).

            3. Each stockholder of Collective who receives, in the Merger, cash in lieu of a fractional share of Summit Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by Summit. Provided that the shares of Collective Common Stock surrendered were capital assets in the hands of such holder at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of Summit Common Stock allocable to the fractional share (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2C.B.
116; Rev. Proc. 77-41, 1977-2 C.B. 574).

                            * * * * * * * * * * * *

            We express no opinion with regard to: (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those stockholders of Collective who acquired shares of Collective Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of stockholders, if any, including without limitation, foreign


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Collective Bancorp., Inc.
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---------, 1997
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persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

        The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.

                                                Very truly yours,


                                                /s/ Thompson Coburn